EXHIBIT 99.1


FOR IMMEDIATE RELEASE

MATRITECH CONTACTS:                                       CYTOGEN CONTACT:
MEDIA RELATIONS           INVESTOR RELATIONS              INVESTOR RELATIONS
Brooke Tyson              Richard Sandberg                Michael Becker
O'Neill and Associates    Chief Financial OfficerChief    Executive Officer
617-646-1023              617-928-0820                    609-750-8289

            NMP22(R) BLADDERCHEK(TM) NOW AVAILABLE TO U.S. PHYSICIANS
                         FROM BOTH CYTOGEN AND MATRITECH

               -Cytogen and Matritech to Collaborate on Marketing
                         to Oncologists and Urologists-

Newton, MA & Princeton, NJ (November 3, 2003) - Matritech Inc. (NASDAQ: NMPS) and Cytogen Corporation (NASDAQ: CYTO) today announced that NMP22 BladderChek is available in the United States from both Matritech and Cytogen. Matritech will focus on developing sales of NMP22 BladderChek to urologists in the United States, while Cytogen will exclusively sell the product to oncologists only, after December 31, 2003.

Matritech and Cytogen intend to work together through 2004 to make BladderChek the standard of care for the detection and management of bladder cancer. This restructuring of product marketing responsibilities better utilizes the strengths and established networks of each company.

NMP22 BladderChek is a highly accurate and convenient point-of-care test for bladder cancer that requires only a few drops of a patient's urine. BladderChek returns results in 30 minutes and provides physicians with a new enhancement to cystoscopy for improved detection and early diagnosis of bladder cancer.

Clinical trial results demonstrated that NMP22 BladderChek detected four times more early stage bladder tumors and 2.5 times as many life threatening, high-grade tumors as cytology, a widely used laboratory-based bladder cancer urine test. It is expected that NMP22 BladderChek will be used in conjunction with cystoscopy, a clinical procedure for the visual identification of tumors in the bladder.

Cytogen's Chief Executive Officer Michael Becker said, "With our growing portfolio of proprietary and licensed products for oncology, this realignment allows us to concentrate important selling resources at Cytogen to focus on these products. Under our amended agreement with Matritech, we will continue to cooperate in selected market development activities and lead sharing."

Matritech President and Chief Operating Officer David L. Corbet commented, "While we will continue to benefit from leads developed by Cytogen's relationships in the urology community, the higher revenue we will receive by distributing directly to urologists will enable us to expand our coverage of these physicians."
                                     -more-

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ABOUT CYTOGEN

Cytogen Corporation of Princeton, NJ is a product-driven, oncology-focused biopharmaceutical company. Cytogen markets proprietary and licensed oncology products through its in-house specialty sales force: Quadramet(R) (a skeletal targeting therapeutic radiopharmaceutical for the relief of pain due to bone metastases); ProstaScint(R) (a monoclonal antibody-based imaging agent used to image the extent and spread of prostate cancer); and NMP22(R) BladderChek(TM) (a point-of-care, in vitro diagnostic test for bladder cancer). Cytogen has exclusive U.S. marketing rights to Combidex(R), an ultrasmall superparamagnetic iron oxide contrast agent for magnetic resonance imaging of lymph nodes that is pending clearance by the U.S. Food and Drug Administration. Cytogen's pipeline comprises product candidates at various stages of clinical development, including fully human monoclonal antibodies and cancer vaccines based on PSMA (prostate specific membrane antigen) technology, which was exclusively licensed from Memorial Sloan-Kettering Cancer Center. Cytogen also conducts research in cellular signaling through its AxCell Biosciences research division in Newtown, PA. For more information, please visit the Company's website at www.cytogen.com, which is not part of this press release.

ProstaScint(R) is a registered United States trademark of Cytogen Corporation. All other trade names, trademarks or service marks appearing in this press release are the property of their respective owners, and not the property of Cytogen or any of our subsidiaries. Quadramet(R) is a trademark of The Dow Chemical Company used under license by Cytogen.

ABOUT MATRITECH

As one of the first companies to successfully employ proteomics to create diagnostic products, Matritech has identified proteins correlated with bladder, cervical, breast, prostate and colon cancers. The Company holds one of two FDA tumor marker approvals for the initial detection of cancer, and its FDA-approved NMP22(R) BladderChek(TM) point-of-care device is currently used by hundreds of urologists. Matritech has also entered into a long-term relationship with Sysmex Corporation to develop an advanced system to reduce the cost and improve the reliability of Pap smears, one of the world's most widely used cancer diagnostic tests. In addition, the Company has programs to develop blood-based tests for breast cancer (NMP66(TM)) and prostate cancer (NMP48(TM)). NMP technology is licensed exclusively to Matritech from the Massachusetts Institute of Technology.

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Companies use the words `anticipates,' `plans,' `expects' and similar expressions they are identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Companies' actual results, performance or
                                     -more-
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achievements to be materially different from those expressed or implied by forward-looking statements. Any forward-looking statements related to the Companies' expectations regarding their current and future products, approvals and expected customer sales are subject to a number of risks and uncertainties, many of which are beyond their control. These include but are not limited to, risks related to unforeseen delays in, or denials of regulatory approvals, future product demand and pricing, performance of distributors, competitive products and technical developments, health care reform and general business and economic conditions, and other factors set forth more fully in the Companies' Annual Reports on Form 10-K for the fiscal year ended December 31, 2002, as may be amended, and other periodic filings with the Securities and Exchange Commission to which investors are referred for further information. There can be no assurance that the Companies' revenue expectations for their products including BladderChek will be achieved.

The Companies do not have a policy of updating or revising forward-looking statements and assume no obligation to update any forward-looking statements contained in this document as a result of the new information or future events or developments. Thus it should not be assumed that the Companies' silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

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